Exhibit 99.1

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE		Contact: Joel L. Thomas
(919) 379-4300
July 26, 2013

FOR IMMEDIATE RELEASE

ALLIANCE ONE INTERNATIONAL, INC. ENTERS INTO AGREEMENT TO

AMEND AND RESTATE SENIOR SECURED REVOLVING CREDIT FACILITY

MORRISVILLE, N.C. – (July 26, 2013) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced it has entered into an agreement (the “Amendment and Restatement Agreement”) to amend and restate its senior secured revolving credit facility. Upon the effectiveness of the amendment and restatement, the senior secured revolving credit facility will be in the amount of approximately $303.9 million, which will automatically reduce to approximately $210.3 million in April 2014, and will mature in April 2017, subject to a springing maturity in April 2014 if by that date the Company has not deposited sufficient amounts to fund the repayment at maturity of all then outstanding 5 1/2% convertible senior subordinated notes due 2014 of the Company (the “Convertible Notes”). Borrowings under the amended senior secured revolving credit facility will initially bear interest at an annual rate of LIBOR plus 3.75% and base rate plus 2.75%, as applicable, though the interest rate under the amended senior secured revolving credit facility will be subject to increase or decrease according to a consolidated interest coverage ratio.

The effectiveness of the amendment and restatement of the Company’s senior secured revolving credit facility is subject to the satisfaction of the following conditions:

•	the issuance of senior secured second lien notes (the “Senior Notes”) by the Company in an offering providing gross cash proceeds of no less than a specified amount;

•

the application of a portion of the net proceeds of such offering of Senior Notes to pay the principal of, and the redemption premium and interest on, the Company’s $635 million in aggregate principal amount of 10% senior notes due 2016 (the “Existing Senior Notes”) in connection with the Company’s previously announced conditional redemption of the Existing Senior Notes;

•

the deposit of the net proceeds of such offering of the Senior Notes not so applied to the redemption of all of the Existing Senior Notes to a segregated account maintained by the lenders to be used solely to purchase any and all of the Convertible Notes tendered in the Company’s previously announced cash tender offer (the “Tender Offer”) and, subject to conditions, to retire any remaining Convertible Notes not purchased in the Tender Offer, including repayment at maturity; and

•	customary closing conditions.

Upon the effectiveness of the amendment and restatement, the agreement governing the amended senior secured revolving credit facility will permit the issuance of the Senior Notes, the application of the net proceeds from the offering of the Senior Notes to redeem the Existing Senior Notes on the August 2, 2013 redemption date and the purchase of the Convertible Notes in the Tender Offer.

Certain amendments to the financial covenants included in the agreement governing the senior secured revolving credit facility became effective upon the execution of the Amendment and Restatement Agreement.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, securities or an offer to purchase, or a solicitation of an offer to purchase, or a call for redemption of, any securities. Any offer of the Senior Notes will be made only by means of a private offering memorandum. The Tender Offer is being made solely pursuant to an offer to purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer. The Senior Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013. In addition, it is not certain whether, and the Company can provide no assurances that, the offering of the Senior Notes will be completed on the terms described above or at all. Risks and uncertainties include market conditions beyond the Company’s control, including high-yield debt market conditions.